Exhibit 10.39

March 17, 2011

Wayne McAlister

[Address]

Dear Wayne:

As we have discussed, you have retired from your employment with LCI Holding Company, Inc. and LifeCare Holdings, Inc. (together, the “Company”) as Chairman and Chief Executive Officer, effective as of March 3, 2011 (such date, the “Retirement Date,” and this letter agreement, the “Agreement”). Reference is made to the Agreement between you and the Company, dated as of January 14, 2008 and amended as of April 15, 2008 (the “Employment Agreement”). All capitalized terms used in this Agreement will have the meaning ascribed to them in the Employment Agreement unless otherwise expressly provided herein. For purposes of the Employment Agreement, your retirement will be treated as a termination by you other than for Good Reason. The purpose of this letter is to confirm the agreement between you and the Company concerning your retirement, as follows:

1. Transition Period. Pursuant to Section 5(f) of the Employment Agreement, the Company elects to waive the period of notice required for your resignation and will continue to pay you your salary, at your final base rate of pay of Five Hundred Thousand Dollars ($500,000) per annum (your “Base Salary”), for a period of ninety (90) days following the Retirement Date (the “Transition Period”). During the Transition Period, you will continue to be employed by the Company in a non-executive capacity. In this capacity, you will not be expected to report to the Company’s offices, and will have no express duties or responsibilities, other than the responsibility to respond promptly (and without additional compensation) to reasonable requests from the Company for assistance on transitional matters. You will continue to participate in the Company’s group medical, dental and life insurance plans while you are employed during the Transition Period, provided you remain eligible for coverage under these plans and your participation in these plans is not contrary to or in violation of applicable law. You will not be eligible to participate in any other Company benefit plans (including, without limitation, disability insurance plans, bonus plans, and 401(k) plans), and will not continue to earn vacation or other similar benefits, during the Transition Period. Your employment with the Company will terminate on the last day of the Transition Period, that being June 1, 2011.

2. Retirement Benefits. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations under it, including without limitation those obligations set forth in paragraph 5, and your execution, non-revocation and return to the

Company of the release of claims attached hereto as Exhibit A (the “Release of Claims”) on or before the deadline specified therein, and in full satisfaction of any rights you may have under the Employment Agreement, the Company shall cause the vesting of the restricted stock award granted to you on March 24, 2009 covering 400,000 shares of Common Stock (the “2009 Award”) to accelerate such that the 133,334 shares of Common Stock scheduled to vest on March 24, 2012 will all vest in full, effective as of immediately prior to the termination of your employment on the last day of the Transition Period. For the avoidance of doubt, as of the Retirement Date you were vested in 133,333 shares of Common Stock, or one-third (1/3) of the 2009 Award, and as of March 24, 2011 you will be vested in an additional 133,333 shares of Common Stock, or a total of two-thirds (2/3) of the 2009 Award. After signing the Release of Claims, and after the passage of seven days, provided you do not timely revoke the Release of Claims, 100% of the 2009 Award shall be vested, and a certificate evidencing these 400,000 shares shall be issued to you.

3. Acknowledgement of Full Payment and Withholding. You acknowledge and agree that the payments and benefits provided under paragraphs 1 and 2 of this Agreement are in complete satisfaction of any and all compensation or benefits due to you from the Company or its affiliates through the Retirement Date and Transition Period and that, except as expressly provided under this Agreement, no further compensation or benefits are owed or will be paid to you, whether under the Employment Agreement, under the Transaction Bonus Agreement between you and the Company dated as of April 15, 2008, or otherwise. The payments made by the Company under this Agreement will be reduced by all taxes and other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.

4. Status of Employee Benefits, Vacation, & Stock Options.

(a) Except for any right you may have to continue your participation and that of your eligible dependents in the Company’s group medical, dental, and vision plans under the federal law known as “COBRA” or paragraph 1 of this agreement, your participation in all employee benefit plans of the Company will end as of June 1, 2011, in accordance with the terms of those plans. You will not continue to earn vacation or other similar benefits after June 1, 2011.

(b) You currently hold a vested option to purchase an aggregate of One Million (1,000,000) shares of Common Stock, subject to the terms of the Company’s equity plan and the applicable stock option award (the “Option”). You agree to forfeit the Option and further agree that the Option will be cancelled effective as of the Retirement Date.

5. Confidentiality, Non-Competition, Non-Solicitation & Indemnification.

(a) You hereby affirm your continuing obligations under Sections 7, 8, 9, 10 and 11 of the Employment Agreement with respect to confidentiality, return of Company property, non-competition, non-solicitation, and assignment of rights to intellectual property.

(b) The Company hereby affirms its continuing obligations under the second, third and fourth sentences of Section 3(b) of the Employment Agreement with respect to indemnification and directors’ and officers’ insurance. In addition, for so long as the Company maintains directors’ and officers’ insurance you shall be entitled to coverage with respect to any of your acts or omissions in your capacity as an officer or director of the Company occurring during the term of your employment on the same basis as other officers and directors of the Company are entitled to coverage for such time period under the directors’ and officers’ insurance policy that is in effect from time to time.

6. Miscellaneous.

(a) This letter contains the entire agreement between you and the Company, and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only your obligations under Section 7, 8, 9, 10 and 11 of the Employment Agreement, your rights and obligations with respect to the securities of the Company (including under LCI Holding Company, Inc. stockholders agreement) and the Company’s obligations under the second, third and fourth sentences of Section 3(b) of the Employment Agreement, which will all continue in full force and effect in accordance with their terms.

(b) This Agreement may not be modified or amended, and no breach will be deemed to be waived, unless agreed to in writing by you and the Company’s Chief Executive Officer or his expressly authorized designee. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement. The obligation of the Company to provide you with benefits under this Agreement, and your right to retain the same, are expressly conditioned upon your continued full performance of your obligations under this Agreement.

(c) This Agreement, including the Release of Claims set forth in Exhibit A, creates legally binding obligations, and the Company therefore advises you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

If the terms of this Agreement are acceptable to you, please sign, date and return it to the undersigned within twenty-one (21) days of the date you receive it. You may revoke this Agreement at any time during the seven-day period immediately following the date of your signing by written notice of such revocation to the undersigned. If you do not timely revoke it, then, at the expiration of that seven-day period, this Agreement will take effect as a legally binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,
LCI HOLDING COMPANY, INC.

By:	/s/ Chris A. Walker
	Name:	Chris A. Walker
	Title:	Chief Financial Officer

LIFECARE HOLDINGS, INC.

By:	/s/ Chris A. Walker
	Name:	Chris A. Walker
	Title:	Chief Financial Officer

Accepted and agreed:

Signature:	/s/ G. Wayne McAlister
Wayne McAlister

Date: March 17, 2011

Exhibit A

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the benefits to be provided me in connection with the termination of my employment, as set forth in the separation agreement between me, LCI Holding Company, Inc. (the “Company”) and LifeCare Holdings, Inc. dated as of March 17, 2011 (the “Agreement”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Company and all of its Affiliates (as that term is defined in the Employment Agreement) and all of their respective past, present and future direct and indirect officers, directors, trustees, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment by the Company or any of its Affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed by the Company or any of its Affiliates, each as amended from time to time). Excluded from the scope of this Release of Claims is any claim arising under the terms of the Agreement after the effective date of this Release of Claims.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days from the later of the date my employment with the Company terminates or the date I receive this Release of Claims. I also acknowledge that I am advised by the Company and its Affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms. I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in this Release of Claims or the Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to Erik Pahl at the Company’s principal place of business and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:

Name (please print):

Date Signed: